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                                                                    EXHIBIT 23.1


                      MANUFACTURED HOME COMMUNITIES, INC.
                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Manufactured Home Communities, Inc. on Form S-8 (File No. 33-76846), the registration statement on Form S-3 (File No. 33-82902), the registration statement on Form S-3 (File No. 33-97288) and the registration statement on Form S-3 (File No. 333-1710) of our report dated February 16, 1996, on our audits of the consolidated financial statements and financial statement schedules of Manufactured Home Communities, Inc. as of December 31, 1995, and for each of the years ended December 31, 1995 and 1994, which report is included in this Annual Report on Form 10-K.


COOPERS & LYBRAND L.L.P.

Chicago, Illinois
March 7, 1997